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                                                                   Exhibit 10.4

                              CONSULTING AGREEMENT


                 THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into as of June 14, 1995 by and among THE YUCAIPA COMPANIES, a California general partnership ("Yucaipa"), FOOD 4 LESS HOLDINGS, INC., a Delaware corporation ("F4L Holdings"), and RALPHS GROCERY COMPANY, a Delaware corporation ("RGC"), as successor to Food 4 Less Supermarkets, Inc., a Delaware corporation ("F4L Supermarkets").

                              W I T N E S S E T H:

                 WHEREAS, RGC and its subsidiaries are in the business of operating supermarkets;

                 WHEREAS, Yucaipa has the ability to provide certain general business and financial consultation and advice to RGC in connection with the operation of its business;

                 WHEREAS, F4L Supermarkets, Yucaipa and Yucaipa Management Company are parties to that certain Amended and Restated Consulting Agreement dated as of June 17, 1991 (the "Old Consulting Agreement");

                 WHEREAS, to the date hereof Yucaipa has provided services to F4L Supermarkets pursuant to the Old Consulting Agreement;

                 WHEREAS, RGC is the successor to F4L Supermarkets, and the wholly-owned subsidiary of F4L Holdings, by operation of merger effective the date hereof (the "Effective Date"); and

                 WHEREAS, the parties desire to terminate the Old Consulting Agreement and to replace it in its entirety by this Agreement;

                 NOW, THEREFORE, in consideration of the premises, and the mutual covenants of the parties hereto and other good and valuable consideration had and received by each of the parties to this Agreement, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
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SECTION 1.  CONSULTING.

                 RGC hereby engages Yucaipa as an independent contractor and consultant, to provide general business consultation and advice to RGC and its subsidiaries in connection with the operation of their businesses.

SECTION 2.  CONSULTING SERVICES.

                 Yucaipa through its partners and/or employees shall provide RGC with consultation and advice, when and as requested by RGC, in such fields as supermarket operations, planning and development, budgeting, accounting, general business management, and legal matters. All partners and employees of Yucaipa or any of its affiliates (other than F4L Holdings and its subsidiaries) who serve RGC or any subsidiary of RGC as an officer, director or employee shall do so without charge during the term of this Agreement, except for the fees and charges specifically provided for herein.

SECTION 3.  CONSULTING FEES.

                 RGC shall pay the following consulting fees to Yucaipa in consideration of the services rendered by Yucaipa pursuant to Section 2 above:

                 (a) RGC shall pay to Yucaipa a consulting fee of $4,000,000 in cash, on the Effective Date, in consideration of the consulting services to be rendered by Yucaipa during the period commencing on July 1, 1995 and ending June 30, 1996.

                 (b) To the extent not previously paid, on the Effective Date RGC shall pay to Yucaipa a consulting fee with respect to the partial month commencing on the Effective Date and ending June 30, 1995 equal to $11,111.11 times the number of days remaining in such current calendar month (from and including the Effective Date), provided that RGC may credit against such payment a prorated portion of the $166,666.67 consulting fee that was paid by F4L Supermarkets to Yucaipa on June 1, 1995 pursuant to the Old Consulting Agreement (such prorated portion to equal $5,555.55 times the number of days remaining in the current calendar month, from and including the Effective
Date).

                 (c) Commencing July 1, 1996, RGC shall pay to Yucaipa a periodic consulting fee equal to $333,333.33 per month, payable in cash on the first day of each calendar month and past due on the fifteenth day of such calendar month.





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                 (d)      To the extent not previously paid, on the Effective
Date RGC shall pay to Yucaipa a prorated portion of the 2-1/2% Fee (as defined in the Old Consulting Agreement) that would have been payable by F4L Supermarkets under Section 3(b) of the Old Consulting Agreement for F4L Supermarkets' fiscal year ending June 24, 1995, with such prorated portion to equal (i) 2-1/2% of the excess of F4L Supermarkets' EBITDA (as defined in the Old Consulting Agreement) for the last thirteen four-week fiscal reporting periods ("Fiscal Periods") of F4L Supermarkets completed prior to the Effective Date and for which financial data are available (which financial data need not be audited, but which financial data must be prepared in accordance with generally accepted accounting principles in a manner consistent with the financial statements contained in F4L Supermarkets' quarterly and annual reports on Forms 10-Q and 10-K filed with the Securities and Exchange Commission for periods included within such last thirteen Fiscal Periods), over the Minimum Threshold (as defined in the Old Consulting Agreement), times (ii) the number of days elapsed from June 25, 1994 to the Effective Date, divided by
(iii) 365. The fee payable under this Section 3(c) shall be in lieu of all or any portion of the 2-1/2% Fee that might otherwise remain payable under the Old Consulting Agreement but for its termination pursuant to Section 12 hereof.

SECTION 4.  INVESTMENT BANKING SERVICES.

                 F4L Holdings, RGC and their respective subsidiaries (or any one of them) may retain or employ Yucaipa as a financial advisor and/or investment banker in connection with any acquisition or disposition transaction by F4L Holdings, RGC or any of their respective subsidiaries other than a sale of all of the outstanding capital stock of, or all or substantially all of the assets of, F4L Holdings or RGC. The parties expressly agree that the services contemplated by this Section 4 shall not include financial advisory or investment banking services in connection with debt or equity financings or equipment lease arrangements. If any retention of Yucaipa by F4L Holdings, RGC or any of their respective subsidiaries pursuant to this Section 4 is made pursuant to a retention or engagement agreement containing terms varying from or in addition to the terms contained in this Agreement, such agreement shall be reasonably acceptable to a majority of the disinterested members of the Board of Directors of F4L Holdings or RGC, as the case may be, that are neither affiliates of Yucaipa nor designated or nominated to such Board of Directors by Yucaipa or any of its affiliates.

SECTION 5.  INVESTMENT BANKING FEES.

                 F4L Holdings or RGC, as applicable, shall pay to Yucaipa a cash fee for providing any financial advisory or investment banking services pursuant to Section 4 above in connection with the acquisition or disposition transactions specified therein (other





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than disposition transactions with respect to (i) any of the up to 48 stores designated for divestiture or closing in connection with the Merger (as defined herein) or (ii) any other stores designated for divestiture or closing in the ordinary course of business), equal to 1% of the amount or value of all cash and noncash consideration actually paid or received (including assumed indebtedness) by F4L Holdings, RGC or any of their respective subsidiaries, as the case may be, in connection therewith.

SECTION 6.  REIMBURSEMENT OF EXPENSES.

                 RGC shall reimburse Yucaipa for all of its reasonable out-of-pocket costs and expenses incurred in connection with the performance of its obligations under this Agreement. Yucaipa shall bill RGC for the amount of all such expenses monthly, and shall provide RGC with a reasonable itemization of such expenses. Notwithstanding the foregoing, the aggregate amount of such costs and expenses for which Yucaipa may be reimbursed in connection with the rendering of consulting services under Section 2 hereof shall not exceed $300,000 in any fiscal year of RGC (which maximum amount shall be prorated for the period beginning the Effective Date and ending on the last day of RGC's current fiscal year). In addition to the foregoing, RGC shall reimburse Yucaipa for all of its reasonable out-of-pocket costs and expenses incurred in connection with the rendering by Yucaipa of financial advisory or investment banking services to F4L Holdings, RGC and/or their subsidiaries, in connection with any acquisition or disposition transaction, debt or equity financing or equipment leasing arrangement, whether or not Yucaipa is obligated to render such services or has a right to be paid any fee relating thereto under Sections 4 or 5 of this Agreement.

SECTION 7.  TERM OF AGREEMENT.

                 The term of this Agreement shall be for a period of five (5) years commencing on the Effective Date; provided, however, that the term shall be automatically renewed annually for a term of five (5) years on July 1 of each year, unless at least ninety (90) days prior notice is given by either party electing not to so renew this Agreement.

SECTION 8.  TERMINATION.

                 8.1 Termination at Will. RGC and F4L Holdings, acting jointly, may terminate this Agreement at any time by giving Yucaipa at least ninety (90) days written notice of such termination.





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                 8.2      Termination for Cause.

                 (a) RGC and F4L Holdings on the one hand, or Yucaipa on the other hand, may terminate this Agreement if the other party shall fail to reasonably perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by it and such failure shall continue for a period of sixty (60) days after written notice from the other party, which notice shall describe the alleged failure with particularity; provided that Yucaipa shall use its best efforts to cause RGC and F4L Holdings to perform each material covenant, agreement, term and provision of this Agreement. Notwithstanding the foregoing, any failure or alleged failure of RGC, F4L Holdings or Yucaipa to perform any material covenant, agreement, term or provision of this Agreement shall not constitute cause for termination of this Agreement if the same shall be occasioned by or result from force majeure, directly or indirectly.

                 (b) Yucaipa may terminate this Agreement if RGC or F4L Holdings shall fail to make any payment due to Yucaipa hereunder, if such payment is not made in full within twenty (20) days after written notice of such failure; provided that Yucaipa shall use its best efforts to cause RGC and F4L Holdings to make all such payments in a timely manner.

                 8.3 Termination for Change of Control. This Agreement may be terminated, at the election of Yucaipa or RGC, if during the term hereof there shall have been a change in control of F4L Holdings or RGC, which for purposes of this Agreement shall be deemed to have occurred upon any of the following events: (a) the acquisition after the Effective Date, in one or more transactions, of "beneficial ownership" (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person (other than Yucaipa or any of its partners or affiliates) or any group of persons (excluding any group which includes Yucaipa or any of its partners or affiliates) who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act) of any securities of F4L Holdings or RGC such that, as a result of such acquisition, such person or group beneficially owns (within the meaning of Rule 13d-3(a)(1) under the Exchange Act) 51% or more of F4L Holdings' or RGC's then outstanding voting securities entitled to vote on a regular basis for a majority of the Board of Directors of F4L Holdings or RGC; or (b) the sale of all or substantially all of the assets of F4L Holdings or RGC (including, without limitation, by way of merger, consolidation, lease or transfer) in a transaction where F4L Holdings or RGC or the beneficial owners of common stock of F4L Holdings or RGC do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the Board of Directors of the acquiring entity or of an affiliate which controls the acquiring entity, or (ii) securities representing a majority of the equity interest in the





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acquiring entity or of an affiliate which controls the acquiring entity, if other than a corporation; provided, however, that no change in control shall be deemed to have occurred under (a) or (b) above upon any transfer, sale or disposition of shares of common stock of F4L Holdings or RGC in any transaction between F4L Holdings or RGC and any person or persons who are affiliates of F4L Holdings on the Effective Date.

                 8.4      Payments upon Termination.

                 (a)      In the event of any termination pursuant to Section
8.1 or Section 8.2(b) (if Yucaipa has elected to terminate because of a failure to pay by RGC or F4L Holdings), RGC shall pay to Yucaipa an amount equal to the total consulting fees that would have been earned by Yucaipa under Section 3 hereof during the remaining term of this Agreement as if the Agreement had not been terminated; provided that a discount rate of 10% shall be applied in valuing, for purposes of such payment, the consulting fees otherwise payable during the remaining term of this Agreement.

                 (b) In the event of any termination prior to June 30, 1996 pursuant to Section 8.2(a) if RGC and F4L Holdings have elected to terminate because of a material failure of performance by Yucaipa, Yucaipa promptly shall refund to RGC a prorated portion of the $4,000,000 fee received by it under Section 3(a), with such refunded portion to equal $4,000,000 times
(i) the number of days remaining from the date of such termination to June 30, 1996 divided by (ii) 365.

                 (c) In the event of any termination pursuant to Section 8.3, RGC shall pay to Yucaipa an amount equal to the total consulting fees that would have been earned by Yucaipa under Section 3 hereof during the period commencing on the date of such change of control and ending on the fifth anniversary of the Effective Date, as if the Agreement had not been terminated; provided that (i) a discount rate of 10% shall be applied in valuing, for purposes of such payment, the consulting fees otherwise payable during such period and (ii) if such termination occurs on or after the fifth anniversary of the Effective Date, no payment shall be due to Yucaipa as a result of such termination.

                 (d) Such amount, if any, which shall be due Yucaipa pursuant to this Section 8.4 in the event of any such termination shall be due and payable to Yucaipa, in full, as of the date of such termination. The parties intend that should the foregoing payments be determined to constitute liquidated damages, such payments shall in all events be deemed reasonable.





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SECTION 9.  MERGER ADVISORY FEES.

                 (a) On the Effective Date, (i) RGC shall be obligated to pay Yucaipa an advisory fee with respect to the transactions contemplated by that certain Agreement and Plan of Merger dated as of September 14, 1994 (the "Merger Agreement") by and among Food 4 Less, Inc., F4L Holdings, F4L Supermarkets, Ralphs Supermarkets, Inc. ("Ralphs") and the stockholders of Ralphs, in the amount of $21,500,000; provided that $17,500,000 of such fee will be satisfied through the issuance by F4L Holdings to Yucaipa of $17,500,000 initial accreted value of its 13-5/8% Senior Discount Debentures due 2005 (the "Debentures"), and the remaining $4,000,000 of such fee will be paid by RGC in cash, and (ii) RGC will reimburse Yucaipa for all reasonable out-of-pocket costs and expenses incurred in connection with such transactions (including, without limitation, all such costs and expenses incurred by Yucaipa in connection with the Merger and the Financing (each as defined in the Merger Agreement)).

                 (b) Yucaipa hereby represents and warrants that none of F4L Holdings, RGC or any of their respective subsidiaries has paid or is obligated to pay, directly or indirectly, any consideration (including, without limitation, any consulting or other fees) to George Soros or any of his affiliates for advisory or similar services, for the purchase of equity interests in F4L Holdings owned by George Soros and his affiliates, or otherwise in connection with the Merger or the Financing.

SECTION 10.  REIMBURSEMENT UPON RESALE OF DEBENTURES.

                 10.1 RGC shall reimburse Yucaipa (or its designee) a cash amount equal to (i) any loss incurred by Yucaipa (or its designee) upon the resale to any unaffiliated third party of the $10,000,000 aggregate principal amount of 13-5/8% Senior Subordinated Pay-in- Kind Debentures due 2007 (the "Seller Debentures") of F4L Holdings which may be acquired by Yucaipa (or its designee) on the Effective Date pursuant to the terms of that certain Put Agreement dated as of June 14, 1995 (the "Put Agreement") between The Edward J. DeBartolo Corporation and Yucaipa, (ii) without duplication of the foregoing, all reasonable out-of-pocket costs and expenses incurred by Yucaipa (or its designee) in connection with the resale (whether or not consummated) of the Seller Debentures, and (iii) the net amount of any liability for federal or state taxes incurred by Yucaipa (or its designee) in its current tax year with respect to the reimbursement provided for in this Section 10.1; provided, however, that Yucaipa (or its designee) shall refund to RGC an amount equal to any tax benefit available to Yucaipa (or its designee) as a result of the resale of the Seller Debentures to the extent that, and at the time that, Yucaipa (or its designee) realizes such tax benefit (whether by offset against additional taxes or otherwise).





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                 10.2     Yucaipa (or its designee) shall contribute to the
capital of F4L Holdings the net amount of any gain (after provision for federal and state taxes) realized by Yucaipa (or its designee) upon the resale to any unaffiliated third party of the Seller Debentures (less any amounts due and payable by RGC to Yucaipa (or its designee) pursuant to clause (ii) of Section
10.1 hereof). Immediately following any such capital contribution to F4L Holdings, F4L Holdings will in turn contribute to the capital of RGC the amounts received by it under this Section 10.2.

SECTION 11.  NOTICES.

                 11.1 Manner of Notice. All notices, statements or other documents which any party shall be required or shall desire to give to the others hereunder shall be in writing and shall be given by the parties hereto only as follows: (a) by personal delivery, (b) by addressing it as indicated below, and by depositing it certified mail, postage prepaid, in the U.S. mail, first class (airmail if the address is outside of the country in which such notice is deposited), or (c) by addressing it as indicated below, and by delivering it toll prepaid to a telegraph, cable company or courier service (e.g., Federal Express).

                 11.2 Delivery of Notice; Addresses. If so delivered, mailed, telegraphed, cabled or couriered, each such notice, statement or other document shall, except as herein expressly provided, be conclusively deemed to have been given when personally delivered, or on the third business day after the date of mailing, or on the date of delivery to a telegraph or cable company or on the first business day after delivery to a courier service, as the case may be. The addresses of the parties shall be those of which the other parties actually receives written notice pursuant to this Section 11 and until further notice are:

         If to Yucaipa:                    The Yucaipa Companies
                                           10000 Santa Monica Boulevard
                                           Fifth Floor
                                           Los Angeles, CA  90067
                                           Attention:  Mark A. Resnik

         If to RGC:                        Ralphs Grocery Company
                                           1100 West Artesia Boulevard
                                           Compton, California 90220
                                           Attention:  Chief Executive Officer





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         If to F4L                         Food 4 Less Holdings, Inc.
         Holdings:                         c/o Ralphs Grocery Company
                                           1100 West Artesia Boulevard
                                           Compton, California 90220
                                           Attention:  Chief Executive Officer

SECTION 12.  MISCELLANEOUS.

                 12.1 Termination of Old Consulting Agreement. The parties to this Agreement hereby acknowledge and agree that, effective the date hereof, the Old Consulting Agreement shall be terminated and superseded in its entirety by this Agreement, and that no party thereto has any obligations thereunder, including without limitation, the payment of any termination fees or other amounts, except as specifically provided for herein; provided that any costs and expenses incurred prior to the date hereof, and as to which Yucaipa is entitled to reimbursement under Section 6 of the Old Consulting Agreement, or any loss, cost or liability as to which Yucaipa is entitled to indemnity under
Section 10.8 of the Old Consulting Agreement, shall remain subject to such reimbursement or indemnity in accordance with the terms thereof.

                 12.2 Contingent Liability of F4L Holdings. The parties to this Agreement hereby acknowledge and agree that RGC shall be the primary obligor with respect to its obligations hereunder and that F4L Holdings shall be contingently liable for the performance of any and all obligations of RGC hereunder.

                 12.3 Entire Agreement; Amendments. This Agreement contains all of the terms and conditions agreed upon by the parties hereto in connection with the subject matter hereof. This Agreement may not be amended, modified or changed except by written instrument signed by all of the parties hereto.

                 12.4 Assignment; Successors. This Agreement shall not be assigned and is not assignable by any party without the prior written consent of each of the other parties hereto; provided, however, that Yucaipa may assign, without the prior consent of F4L Holdings or RGC, its rights and obligations under this Agreement to any of its affiliates controlled by Ronald Burkle, and provided further, that (i) Yucaipa may assign the right to receive any payment hereunder to any other person or entity as security for a bona fide obligation, and (ii) Yucaipa may assign the right to receive the Debentures to Yucaipa RGC L.L.C., a Delaware limited liability company. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.





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                 12.5  Captions.  All captions and headings are inserted for the convenience of the parties, and shall not be used in any way to modify, limit, construe or otherwise affect this Agreement.

                 12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal domestic laws of the State of California, without reference to the choice of law principles thereof.

                 12.7 Attorneys' Fees. If any legal action is brought concerning any matter relating to this Agreement, or by reason of any breach of any covenant, condition or agreement referred to herein, the prevailing party shall be entitled to have and recover from the other party to the action all costs and expenses of suit, including attorneys' fees.

                 12.8 Severability. If any term, provision or condition of this Agreement is determined by a court or other judicial or administrative tribunal to be illegal, void or otherwise ineffective or not in accordance with public policy, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

                 12.9 Interpretation. In the event of a dispute hereunder, this Agreement shall be interpreted in accordance with its fair meaning and shall not be interpreted for or against any party hereto on the ground that such party drafted or caused to be drafted this Agreement or any part hereof.

                 12.10 Indemnity. The parties to this Agreement shall indemnify and hold one another and their respective officers, directors, employees and agents, harmless from any and all loss, cost, liability and damage (including attorneys' fees) arising out of or connected with, or claimed to arise out of or be connected with, any act performed or omitted to be performed under this Agreement, provided such act or omission was taken in good faith, and in the event of criminal proceedings that the indemnitee had no reasonable cause to believe his conduct was unlawful. An adverse judgment or plea of nolo contendere shall not, of itself, create a presumption that the indemnitee did not act in good faith or that he had reasonable cause to believe his conduct was unlawful. Expenses incurred in defending a civil or criminal action shall be paid by the indemnitor upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount if it be later shown that such person was not entitled to indemnification.





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                 IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed as of the date first above written.

                                           THE YUCAIPA COMPANIES



                                           By:  /s/ Mark A. Resnik
                                                ------------------------------
                                                Name:  Mark A. Resnik
                                                Title: Managing Partner


                                           FOOD 4 LESS HOLDINGS, INC.



                                           By:  /s/ George G. Golleher
                                                ------------------------------
                                                Name:  George G. Golleher
                                                Title: Vice Chairman of the
                                                       Board


                                           RALPHS GROCERY COMPANY



                                           By:  /s/ George G. Golleher
                                                ------------------------------
                                                Name:  George G. Golleher
                                                Title: Vice Chairman of the
                                                       Board



                             CONSENT TO TERMINATION
                          OF OLD CONSULTING AGREEMENT

                 Yucaipa Management Company ("YMC") hereby acknowledges and agrees that, effective as of the date written above, that certain Amended and Restated Consulting





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Agreement dated as of June 17, 1991 to which it was a signatory shall be terminated as contemplated by Section 12.1 of the foregoing Agreement.

                                           YUCAIPA MANAGEMENT COMPANY



                                           By:  /s/ Mark A. Resnik
                                                ------------------------------
                                                Name:  Mark A. Resnik
                                                Title: Partner





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